Exhibit 3.2

AMENDED AND RESTATED BYLAWS
OF
COMCAST CORPORATION

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January 28, 2025
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ARTICLE 1
OFFICES

Section 1.01    Registered Office. The registered office of the Comcast Corporation (the “Corporation”) shall be located within the Commonwealth of Pennsylvania at such place as the Board of Directors (hereinafter referred to as the “Board of Directors” or the “Board”) shall determine from time to time.

Section 1.02    Other Offices. The Corporation may also have offices at such other places, within or without the Commonwealth of Pennsylvania, as the Board of Directors may determine from time to time.

ARTICLE 2
MEETINGS OF SHAREHOLDERS

Section 2.01    Place of Meetings of Shareholders. Meetings of shareholders may be held at such geographic locations, within or without the Commonwealth of Pennsylvania, as may be fixed from time to time by the Board of Directors. If no such geographic location is so fixed by the Board of Directors or the Board of Directors does not determine to hold a meeting by means of electronic technology (as provided in the next sentence) rather than at a geographic location, meetings of the shareholders shall be held at the executive office of the Corporation. If a meeting of the shareholders is held by means of the Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the Directors, make appropriate motions and comment on the business of the meeting, the meeting need not be held at a particular geographic location.

Section 2.02    Annual Meetings of Shareholders.

(a)Time. Subject to Article SIXTH of the Articles of Incorporation, a meeting of the shareholders of the Corporation shall be held in each calendar year, on such date and at such time as the Board of Directors may determine, or if the Board of Directors fails to set a date and time, on the second Thursday of June at 9:00 o’clock a.m., if not a holiday on which national banks are or may elect to be closed (“Holiday”), and if such day is a Holiday, then such meeting shall be held on the next business day at such time.

(b)Election of Directors. At each annual meeting, Directors shall be elected to serve for the ensuing year and until their successors shall have been selected and qualified or until their earlier death, resignation or removal.

Section 2.03 Special Meetings of Shareholders. Special meetings of the shareholders may be called at any time by the Board of Directors. Special meetings of the shareholders may not be called by shareholders. Upon the written instruction of the Board of Directors, which instruction specifies the general nature of the business to be transacted at such meeting as well as the date, time and place of such meeting, it shall be the duty of the Secretary to give due notice thereof as required by Section 2.04 hereof.

Section 2.04    Notices of Meetings of Shareholders. Notice complying with Article 6 of these Bylaws of every meeting of the shareholders shall be given to each shareholder of record entitled to vote at the meeting at least: (a) 10 days prior to the day named for a meeting that will consider a transaction under Chapter 3 of Title 15 of the Pennsylvania Consolidated Statutes or Chapter 19 of the Pennsylvania Business Corporation Law of 1988, as
amended (the “Pennsylvania BCL”) or (b) five days prior to the day named for the meeting in any other case.

Section 2.05    Quorum of and Action by Shareholders.

(a)General Rule. A meeting of shareholders duly called shall not be organized for the transaction of business unless a quorum is present as to at least one of the matters to be considered. Except as provided in subsections (c), (d) and (e) of this Section 2.05, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purpose of consideration of and action on the matter. To the extent that a quorum is present with respect to consideration of and action on a particular matter or matters but a quorum is not present as to another matter or matters, consideration of and action on the matter or matters for which a quorum is present may occur, and, after such consideration and action, the meeting may be adjourned for purposes of the consideration of and action on the matter or matters for which a quorum is not present.

(b)Action by Shareholders. Except as otherwise specifically provided by law, all matters coming before a meeting of shareholders shall be determined by a vote of shares. Except as otherwise provided by a resolution adopted by the Board of Directors, by the Articles of Incorporation, by the Pennsylvania BCL or by these Bylaws, whenever any corporate action is to be taken by vote of the shareholders of the Corporation at a duly organized meeting of shareholders, it shall be authorized by a majority of the votes cast at the meeting by the holders of shares entitled to vote with respect to such matter; provided that in no event may the required shareholder vote be reduced below that provided above.

(c)Continuing Quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

(d)Election of Directors at Adjourned Meetings. Those shareholders entitled to vote who attend a meeting at which Directors are to be elected that has been previously adjourned for lack of a quorum with respect thereto, although less than a quorum as fixed in subsection (a), shall nevertheless constitute a quorum for the purpose of electing Directors at such reconvened meeting.

(e)Conduct of Other Business at Adjourned Meetings. Those shareholders entitled to vote who attend a meeting at which a matter other than the election of Directors is to be acted upon, that has been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum with respect thereto, although less than a quorum as fixed in subsection (a), shall nevertheless constitute a quorum for the purpose of acting upon such matter if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon such matter.

Section 2.06    Adjournments.

(a)General Rule. Adjournments of any regular or special meeting of shareholders, including one at which Directors are to be elected, may be taken for such periods as the shareholders present and entitled to vote shall direct.

(b)Lack of Quorum. Without limiting the generality of Section 2.06(c), if a meeting cannot be organized because a quorum has not attended, those shareholders present may, except as otherwise provided in the Pennsylvania BCL, adjourn the meeting to such time and place as they may determine. To the extent, as set forth in Section 2.05(a), that a quorum was not present with respect to consideration of and action on a particular matter at a duly called and organized meeting, consideration of and action on such matter may be adjourned to such date, time and place as those shareholders present may determine, and the balance of the matters to be considered at such meeting for which a quorum was present may be considered and acted upon at the initial meeting.

(c)Notice of an Adjourned Meeting. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board fixes a new record date for the adjourned meeting or the Pennsylvania BCL requires notice of the business to be transacted and such notice has not been previously given.

Section 2.07    Voting List, Voting and Proxies.

(a)Voting List. The officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the date, time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof except that the Corporation shall not be required to produce the list at a meeting of shareholders for which a judge or judges of election are appointed but instead shall furnish the list to the judge or judges of election.

(b)Method of Voting. At the discretion of the presiding officer of a meeting of shareholders,
(i) in elections for Directors voting need not be by ballot but may be taken by voice, show of hands or such other method determined by the presiding officer unless it is required by vote of the shareholders, before the vote begins, that the vote be taken by ballot and (ii) with respect to any other action to be taken by vote at the meeting, as set forth in Section 2.05(b), voting need not be by ballot but may be taken by voice, show of hands or such other method determined by the presiding officer to the fullest extent permitted by applicable law (including the Pennsylvania BCL).

(c)Proxies. At all meetings of shareholders, shareholders entitled to vote may attend and vote either in person or by proxy. Every proxy shall be executed or authenticated by the shareholder or by such shareholder’s duly authorized attorney-in-fact and shall be filed with, or transmitted to, the Secretary or his or her designated agent. A shareholder or such shareholder’s duly authorized attorney-in-fact may execute or authenticate in writing or transmit an electronic message authorizing another person to act for such shareholder by proxy. A proxy, unless coupled with an interest (as defined in Section 1759(d) of the Pennsylvania BCL), shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary or his or her designated agent in writing or by electronic transmission. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, notice of the death or incapacity is given to the Secretary or his or her designated agent in writing or by electronic transmission.

(d)Judges of Election. In advance of any meeting of shareholders of the Corporation, the Board of Directors may appoint one or three Judges of Election, who need not be shareholders and who will have such duties as provided in Section 1765(a)(3) of the Pennsylvania BCL, to act at the meeting or any adjournment thereof. If one or three Judges of Election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint one or three Judges of Election at the meeting. In case any person appointed as a Judge of Election fails to appear or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer. A person who is a candidate for office to be filled at the meeting shall not act as a Judge of Election. Unless the Pennsylvania BCL permits otherwise, this Section 2.07(d) may be modified only by a Bylaw amendment adopted by the shareholders.

(e)No Action by Written Consent in Lieu of a Meeting. Subject to Article NINTH of the Articles of Incorporation, the shareholders shall not be permitted to act by written consent in lieu of a meeting.

Section 2.08    Participation in Meetings by Electronic Means. The Board of Directors may permit, by resolution with respect to a particular meeting of the shareholders, or the presiding officer of such meeting may permit, one or more persons to participate in that meeting, count for the purposes of determining a quorum and exercise all rights and privileges to which such person might be entitled were such person personally in attendance, including the right to vote, by means of conference telephone or other electronic means, including, without limitation, the Internet. Unless the Board of Directors so permits by resolution, or the presiding officer of such meeting so permits, no person may participate in a meeting of the shareholders by means of conference telephone or other electronic means.

Section 2.09    Notice of Shareholder Nominations and Other Business at Meetings of Shareholders.

(a)Annual Meeting.

(i)Nominations of persons for election to the Board of Directors, and the proposal of business other than nominations, may be brought before any annual meeting of the shareholders only:
(A) if it shall have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation; or (B) by or at the direction of the Board of Directors; or (C) by the presiding officer of the meeting unless a majority of the Directors then in office object to such business being conducted at the meeting; or (D) if it shall have been specified in a written notice delivered to the Secretary of the Corporation (the “Shareholder Notice”) by or on behalf of any shareholder who shall have been a shareholder of record at the time the Shareholder Notice is delivered to the Secretary and on the record date for determination of shareholders entitled to vote at such meeting and who shall continue to be entitled to vote thereat on the date of the meeting, and who complies with the notice procedures and other requirements set forth in this Section 2.09; or (E) by way of proxy access in accordance with Section 3.11. For the avoidance of doubt, clauses (D) and (E) of this Section 2.09(a)(i) shall be the exclusive means for a shareholder to make Director nominations and clause (D) of this Section 2.09(a)(i) shall be the exclusive means for a shareholder to propose other business (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision thereto (the “Exchange Act”)) at an annual meeting of shareholders.

(ii)For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (D) of Section 2.09(a)(i), the shareholder must have given a timely Shareholder Notice and, in the case of business other than nominations, such business must be a proper subject for shareholder action. To be timely, each Shareholder Notice must be delivered to and received (and include all information required by these Bylaws) by the Secretary of the Corporation at the principal executive offices of the Corporation: (A) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, by the “Close of Business” (as defined in Section 2.09(d)(ii)) not less than 90 days, and not more than 120 days, prior to such anniversary date; and (B) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting (or if no annual meeting was held in the preceding year), not later than the Close of Business on the 10th day following the day on which “Public Announcement” (as defined in Section 2.09(d)(ii)) of the date of the meeting is first made by the Corporation. In no event shall the recess, adjournment or postponement of an annual meeting, or the Public Announcement thereof, commence a new time period (or extend any time period) for the giving of a Shareholder Notice, and a shareholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.09(a). The number of nominees a shareholder may nominate for election at the annual meeting (or in the case of a shareholder giving the Shareholder Notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of Directors to be elected at such annual meeting.

(iii)Each such Shareholder Notice must set forth:

(A)as to each person whom the shareholder proposes to nominate for election or re-election as a Director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) the information required to be submitted pursuant to Section 3.10, including all fully completed and signed Questionnaires described in Section 3.10(a)(ii);

(B)as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, a description of any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such shareholder and the Shareholder Associated Person (as defined in Section 2.09(d)(i)), if any, on whose behalf the proposal is made and all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by the shareholder in connection with the solicitation of proxies in support of such proposed business pursuant to Regulation 14A under the Exchange Act;

(C)as to the shareholder giving the Shareholder Notice and the Shareholder Associated Person, if any, on whose behalf the nomination is made or the other business is proposed:

(1)the name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of any Shareholder Associated Person;

(2)the class or series and number of shares of stock of the Corporation which are owned of record by such shareholder or any Shareholder Associated Person as of the date of the Shareholder Notice, the dates such shares of stock of the Corporation were acquired and the investment intent at the time of such acquisition;

(3)a representation that the shareholder (or a “Qualified Representative” thereof, as defined in Section 2.09(d)(iv)) intends to appear at the meeting to make the nomination or bring the business specified in the Shareholder Notice before the meeting;

(4)the class or series and number of shares of stock of the Corporation which are “Beneficially Owned” (as defined in Section 2.09(d)(iii)) by such shareholder or any Shareholder Associated Person as of the date of the Shareholder Notice;

(5)a reasonably detailed description of any (x) purpose, plan or proposal which such shareholder or Shareholder Associated Person may have which relate to or would result in any action or matter that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and (y) any agreement, arrangement or understanding with respect to the nomination or other business between or among such shareholder or any Shareholder Associated Person and any other person (naming such person or persons), including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable);

(6)a reasonably detailed description (which description shall include, in addition to all other information, information identifying all parties thereto)

of any “Derivative Instrument” (as defined in Section 2.09(d)(v)), all of which Derivative Instruments shall be disclosed without regard to whether (x) any such Derivative Instrument is required to be, or is capable of being, settled through delivery of shares of any class or series of capital stock of the Corporation or (y) such shareholder or Shareholder Associated Person may have entered into other transactions that hedge or mitigate the economic effect of such Derivative Instrument;

(7)a representation as to whether the shareholder or any Shareholder Associated Person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a- 1(l)(2)(iv)) with respect to the nomination or other business and, if so, whether or not such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation, and (x) in the case of a proposal of business other than nominations, a representation as to whether such person or group intends to deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n) a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and/or (y) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will engage in such solicitation in accordance with Rule 14a-19 under the Exchange Act;

(8)any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or in Derivative Instruments, if any; and

(9)any equity interests or Derivative Instruments in any principal competitor of the Corporation (as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended) held by or on behalf of such shareholder or Shareholder Associated Person;

(D)a representation that immediately after soliciting the percentage of holders referred to in the representation required under Section 2.09(a)(iii)(C)(7) of these Bylaws, and in any event no later than the 10th day before the applicable meeting of shareholders, such shareholder will provide the Corporation with documents, which may take the form of a statement and documentation from a proxy solicitor, confirming that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of the percentage of the voting power of the Corporation’s stock entitled to vote generally in the election of Directors in accordance with Rule 14a-19 under the Exchange Act;

(E)any other information relating to the shareholder giving the Shareholder Notice or any Shareholder Associated Person, or to each person whom the shareholder proposes to nominate for election or re-election as a Director, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee pursuant to Section 14 of the Exchange Act; and

(F)such other information relating to the proposed nomination or other business as the Corporation may reasonably require to determine whether the nomination or other business proposed is a proper matter for shareholder action.

(iv)In addition, to be considered timely, a Shareholder Notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.09(a)(iv) or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any Shareholder Notice, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a shareholder who has previously submitted a Shareholder Notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of shareholders.

(b)Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors; or (ii) provided that the Board of Directors has determined that one or more Directors are to be elected at such meeting, by or on behalf of any shareholder who shall have been a shareholder of record at the time the Shareholder Notice is delivered to the Secretary and on the record date for such meeting, and who shall continue to be entitled to vote thereat on the date of the meeting, and who complies with the notice procedures and other requirements set forth in this Section 2.09(b). To be timely, the Shareholder Notice required by this Section 2.09(b) must comply with the notice procedures and information requirements set forth in Section 2.09(a)(iii) and (iv), and must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation by the Close of Business not more than 120 days prior to such special meeting and not later than the Close of Business on the later of 90 days prior to such special meeting or the 10th day following the day on which Public Announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. Subject to compliance with the notice procedures and other requirements set forth in this Section 2.09(b), the number of nominees a shareholder may nominate for election at the special meeting (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of Directors to be elected at such special meeting. In no event shall the recess, adjournment or postponement of a special meeting, or the Public Announcement thereof, commence a new time period (or extend any time period) for the giving of a Shareholder Notice, and a shareholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.09(b).

(c)General. Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.09 or, with respect to annual meetings only, Section 3.11, shall be eligible to be elected at any meeting of shareholders to serve as Directors and only such other business as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.09 shall be conducted at a meeting of shareholders. Notwithstanding any other provision of these Bylaws, a shareholder (and any Shareholder Associated Person), shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.09, and any failure to comply therewith shall be deemed a failure to comply with this Section 2.09 (provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.09). Except as otherwise provided by applicable law, each of the Board of Directors, a committee of the Board of Directors, any officer designated by the Board of Directors or a committee of the Board of Directors, or the presiding officer of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws, including, for the avoidance of doubt, whether the shareholder giving the Shareholder Notice seeking nomination and any Shareholder Associated Person has complied or failed to comply with the information and solicitation requirements set forth in these Bylaws and requirements of Rule 14a-19 under the Exchange Act and/or provided or failed to provide satisfactory documentation that such requirements had been met. If any proposed nomination or other business is not in compliance with these Bylaws, including due to failure to comply with requirements of Rule 14a-19 under the Exchange Act (or failure to timely provide documentation sufficient to satisfy the Corporation that such nomination complies with the requirements of Rule 14a-19 under the Exchange Act in accordance with Section 2.09(a)(iii)(D)), then except as otherwise required by law, the presiding officer of the meeting shall declare that any such nomination shall be disregarded or such other business shall not be transacted, notwithstanding that votes and proxies in respect of such vote may have been received by the Corporation (which votes and proxies, if any, for the avoidance of doubt, shall also be disregarded). In furtherance and not by way of limitation of the foregoing provisions of this Section 2.09, unless otherwise required by law, or otherwise determined by the Board of Directors, a committee of the Board of Directors, any officer designated by the Board of Directors or a committee of the Board of Directors, or the presiding officer of the meeting, (i) if the shareholder does not provide the information required under Section 2.09(a)(iv) or Section 3.10 to the Corporation within the time frames specified therein, or (ii) if the shareholder (or a Qualified Representative thereof) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or other business, any such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that votes and proxies in respect of such vote may have been received by the Corporation (which votes and proxies, if any, for the avoidance of doubt, shall also be disregarded).

(d)Definitions.

(i)For purposes of these Bylaws, a “Shareholder Associated Person” of any shareholder means: (A) any beneficial owner (as used herein, within the meaning of Section 13(d) of the Exchange Act) of shares of stock of the Corporation on whose behalf any proposal or nomination is made by such shareholder; (B) any affiliates or associates of such shareholder or any beneficial owner described in clause (A); and (C) any affiliate who controls such shareholder or any beneficial owner described in clause (A).

(ii)For purposes of this Section 2.09 and Section 3.11 of these Bylaws, the “Close of Business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day. A “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)For purposes of clause (4) of Section 2.09(a)(iii)(C) shares shall be treated as “Beneficially Owned” by a person if the person (A) beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or (B) has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of any length of time whatsoever or the fulfillment of a condition or both); (2) the right to vote such shares, alone or in concert with others; and/or (3) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(iv)To be considered a “Qualified Representative” of a shareholder for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such shareholder or authorized by a writing executed by such shareholder (or a reliable reproduction of the writing) or an electronic transmission delivered by such shareholder to the Corporation prior to the making of a nomination or proposal at a meeting of shareholders (and in any event no later than 24 hours before the meeting) stating that such person is authorized to act for such shareholder as proxy at the meeting of shareholders, which writing or electronic transmission (or a reliable reproduction of the writing or electronic transmission) must be produced by such person at the meeting of shareholders.

(v)For purposes of this Section 2.09, “Derivative Instrument” means any agreement, arrangement, instrument, contract, right or understanding, whether written or oral (including, without limitation, and regardless of whether or not such agreement, arrangement, instrument, contract, right or understanding shall be subject to settlement in shares of the Corporation, through the delivery of cash or other property, or otherwise, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging or pledging transactions, voting rights, dividend rights, borrowed or loaned shares or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or otherwise), that has been entered into as of the date of the

Shareholder Notice by, or on behalf of, such shareholder or any Shareholder Associated Person, the effect or intent of which is to transfer to or from any such shareholder or any Shareholder Associated Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation (including, without limitation, creating or mitigating loss to, managing risk from or benefiting from share price changes of), maintain, increase or decrease the voting power of the shareholder or any Shareholder Associated Person with respect to securities of the Corporation, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation.

(e)This Section 2.09 shall not apply to a proposal proposed to be made by a shareholder if the shareholder has notified the Corporation of the shareholder’s intention to present the proposal at a meeting of shareholders only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting. Notwithstanding anything in these Bylaws to the contrary, a proposal (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act) that (i) has the effect of implementing corporate action or (ii) requests that the Corporation or the Board of Directors pursue or consider corporate action or any related step for such corporate action, which in either case if implemented, would make any change in the preferences, limitations or rights of one or more outstanding classes or series of the Corporation’s capital stock adverse to such class or series, including without limitation by seeking to limit the rights of the holders of the Corporation’s Class B Common Stock to transfer, vote or otherwise exercise rights with respect to capital stock of the Corporation, which would require the consent of holders of one or more outstanding classes or series of the Corporation’s capital stock in order to effect such corporate action, may be made only (A) by or at the direction of the Board of Directors or (B) by a holder of record of the class or series of capital stock that would be adversely affected, or, if more than one class or series of capital stock would be adversely affected, jointly by at least one holder of record of each class or series of capital stock that would be adversely affected, in each case, who satisfies the procedures and requirements of Section 2.09. Nothing in this Section 2.09 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the Articles of Incorporation (including any Preferred Stock designation).

(f)Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board of Directors.

Section 2.10    Conduct Of Meetings Of Shareholders.

(a)Presiding Officer. There shall be a presiding officer at every meeting of the shareholders. Subject to Article SIXTH of the Articles of Incorporation, the presiding officer shall be an officer or director appointed by the Board of Directors or in the manner authorized by the Board of Directors; provided that if a presiding officer is not designated by the Board of Directors or in the manner authorized by the Board of Directors, the Chairman of the Board shall be the presiding officer.

(b)Authority of Presiding Officer. Except as prescribed by the Board of Directors, the presiding officer shall determine the order of business and shall have the authority to establish and enforce rules for the conduct of the meeting of the shareholders and the safety of those in attendance as, in the judgment of the presiding officer, are necessary, appropriate or convenient for the conduct of the meeting. The presiding officer, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.09 or Section 3.11 of these Bylaws), and if such presiding officer should so declare, such nomination shall be disregarded or such other business shall not be transacted.

(c)Procedural Standard. Any action by the presiding officer in adopting rules for, and in conducting, a meeting of the shareholders shall be fair to the shareholders. The conduct of the meeting need not follow Robert’s Rules of Order or any other published rules for the conduct of a meeting.

(d)Closing of the Polls. The presiding officer shall announce at the meeting of the shareholders when the polls close for each matter voted upon. If no announcement is made, the polls shall be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies or votes, nor any revocations or changes thereto, may be accepted.

ARTICLE 3

Section 3.01    Board of Directors.

(a)General Powers. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, all powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

(b)Number. The number of Directors shall be as determined by the Board of Directors from time to time.

(c)Vacancies. Each Director shall hold office until the expiration of the term for which such person was selected and until such person’s successor has been selected and qualified or until such person’s earlier death, resignation or removal. Subject to Article SIXTH of the Articles of Incorporation, any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board of Directors, though less than a quorum, or by a sole remaining Director, or, if there are no remaining Directors, by the shareholders, and each person so selected shall be a Director to serve for the balance of the unexpired term.

(d)Removal. The entire Board of Directors or any individual Director may be removed from office only for cause by the vote of the shareholders entitled to elect directors.

(e)Qualification. A Director must be a natural person at least 18 years of age.

Section 3.02    Place of Meetings. Meetings of the Board of Directors may be held at such place within or without the Commonwealth of Pennsylvania as the Board of Directors may appoint from time to time or as may be designated in the notice of the meeting.

Section 3.03    Regular Meetings. A regular meeting of the Board of Directors shall be held at least annually at such place and time as the Board of Directors may designate. Subject to Article SIXTH of the Articles of Incorporation, at such meeting, the Board of Directors shall elect officers of the Corporation. In addition to such regular meeting, the Board of Directors shall have the power to fix by resolution the place, date and time of other regular meetings of the Board of Directors.

Section 3.04    Special Meetings. Special meetings of the Board of Directors shall be held whenever ordered by the Chairman of the Board, the Chief Executive Officer, by the Board of Directors or by any officer of the Corporation authorized by Article SIXTH of the Articles of Incorporation to call special meetings of the Board of Directors for so long as such officer is also a Director of the Corporation.

Section 3.05    Participation in Meetings by Electronic Means. Any Director may participate in any meeting of the Board of Directors or of any committee (provided such Director is otherwise entitled to participate), be counted for the purpose of determining a quorum thereof and exercise all rights and privileges to which such Director might be entitled were such Director personally in attendance, including the right to vote, or any other rights attendant to presence in person at such meeting, by means of conference telephone or other electronic means, including, without limitation, the Internet, by means of which all persons participating in the meeting can hear each other.

Section 3.06    Notices of Meetings of Board of Directors.

(a)Regular Meetings. No notice shall be required to be given of any regular meeting, unless the same is held at other than the place, date or time for holding such meeting as fixed in accordance with Section
3.03 of these Bylaws, in which event 48 hours’ notice shall be given of the place and time of such meeting complying with Article 6 of these Bylaws.

(b)Special Meetings. Written notice stating the place, date and time of any special meeting of the Board of Directors shall be sufficient if given at least 48 hours, as provided in Article 6, in advance of the date and time fixed for the meeting.

Section 3.07    Quorum; Action by the Board of Directors. A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business and, subject to Article SIXTH of the Articles of Incorporation and these Bylaws, the acts of a majority of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. If there is no quorum present at a duly convened meeting of the Board of Directors, the majority of those present may adjourn the meeting from place to place and from time to time.

Section 3.08    Informal Action by the Board of Directors. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the Directors in office is filed with the Secretary.

Section 3.09    Committees.

(a)Establishment and Powers. The Board of Directors of the Corporation may, by resolution adopted by a majority of the Directors in office, establish one or more committees to consist of one or more Directors of the Corporation. Any committee, to the extent provided in the applicable resolution of the Board of Directors or in the Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

(i)The submission to shareholders of any action requiring approval of shareholders under the Pennsylvania BCL.

(ii)The creation or filling of vacancies in the Board of Directors.

(iii)The adoption, amendment or repeal of the Bylaws.

(iv)The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

(v)Action on matters committed by the Articles of Incorporation, the Bylaws or resolution of the Board of Directors to another committee of the Board of Directors.

(b)Alternate Members. The Board of Directors may designate one or more Directors otherwise eligible to serve on a committee of the Board as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purpose of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member.

(c)Term. Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors.

(d)Status of Committee Action. The term “Board of Directors” or “Board,” when used in any provision of these Bylaws relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any committee of the Board of Directors. Any provision of these Bylaws relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee in accordance with this Section.

Section 3.10    Submission of Information by Director Nominees.

(a)To be eligible to be a nominee for election or re-election as a Director of the Corporation, a person must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation the following information:

(i)a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person: (A) consents to serving as a Director if elected and to being named as a nominee in a proxy statement, form of proxy and ballot relating to the meeting at which Directors are to be elected, and currently intends to serve as a Director for the full term for which such person is standing for election; (B) if elected as a Director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to Directors (which will be promptly provided following a written request therefor); (C) understands his or her duties as a director under Pennsylvania law and agrees to act in accordance with those duties while serving as a Director; (D) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity (other than the Corporation), with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a nominee and as a Director of the Corporation if so elected that has not been disclosed to the Corporation; and (E) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity, with respect to how such person, if elected, will vote or act on any issue that has not been disclosed to the Corporation or that could limit or interfere with such person’s ability to comply, if elected, with his or her fiduciary duties under applicable law; and

(ii)all fully completed and signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s Directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Articles of Incorporation or these Bylaws, any applicable law, rule, regulation, order or decree to which the Corporation is subject, including rules or regulations of any stock exchange on which the Corporation’s shares of common stock are listed, and the Corporation’s corporate governance policies and guidelines) (all of the foregoing, “Questionnaires”). The Questionnaires will be promptly provided following a written request therefor.

(b)A nominee for election or re-election as a Director of the Corporation shall also provide to the Corporation such other information as it may reasonably request, which may be in the form of an interview with a nominee at the request of the Board of Directors. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a Director, including information relevant to a determination of whether such person qualifies as independent pursuant to the Corporation’s standards in its Corporate Governance Guidelines and otherwise qualifies as independent under any other standards established by the Corporation and the rules of any stock exchange on which the Corporation’s shares of common stock are listed.

(c)If a shareholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 2.09 or Section 3.11, all written and signed representations and agreements and all fully completed and signed Questionnaires described in Section 3.10(a) shall be provided to the Corporation at the same time as a Shareholder Notice submitted pursuant to Section 2.09 or a Nomination Notice (as defined in Section 3.11(d)(i)), as applicable. The additional information described in Section 3.10(b) shall be provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request. All information provided pursuant to this Section 3.10 shall be deemed part of the Shareholder Notice submitted pursuant to Section 2.09 or a Nomination Notice submitted pursuant to Section 3.11, as applicable.

(d)Notwithstanding the foregoing, if any information submitted pursuant to this Section 3.10 is inaccurate or incomplete in any material respect (as determined by the Board of Directors or any authorized committee thereof), such information shall be deemed not to have been provided in accordance with this Section
3.10 and these Bylaws. Upon written request of the Secretary of the Corporation on behalf of the Board of Directors (or a duly authorized committee thereof), the shareholder giving the Shareholder Notice shall provide, within five business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board of Directors, any committee thereof, or any authorized officer of the Corporation, to demonstrate the accuracy and/or completeness of any information submitted and (ii) a written affirmation of any information submitted as of an earlier date. If the shareholder giving the Shareholder Notice fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested shall be deemed not to have been provided in accordance with this Section
3.10 and these Bylaws.

Section 3.11    Proxy Access.

(a)Inclusion of Shareholder Nominees in Corporation’s Proxy Statement.

(i)Subject to the provisions of this Section 3.11, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of shareholders (but not at any special meeting of shareholders): (A) the names of any person or persons therein nominated for the election of Directors (each, a “Shareholder Nominee”), who shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Shareholder (as defined below) or group of up to 20 Eligible Shareholders that, as determined by the Board of Directors, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures and requirements set forth in this Section 3.11 (such Eligible Shareholder or group of Eligible Shareholders being a “Nominating Shareholder”); (B) disclosure about each Shareholder Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement; (C) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Shareholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 3.11(e)(ii), and provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act, including Rule 14a-9 thereunder (the “Supporting Statement”)); and (D) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the Nominating Shareholder and the nomination of each Shareholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 3.11 and any solicitation materials or related information with respect to a Shareholder Nominee.

(ii)For purposes of this Section 3.11, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, or the Chair or presiding officer of the meeting, and any such determination shall be final and binding on any Eligible Shareholder, any Nominating Shareholder, any Shareholder Nominee and any other person so long as made in good faith (without any further requirements).

(b)Maximum Number of Shareholder Nominees.

(i)The Corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than that number constituting the greater of
(A) two or (B) 20% of the total number of Directors of the Corporation then serving on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.11 (rounded down to the nearest whole number) (the “Maximum Number”).

(ii)The Maximum Number for a particular annual meeting shall be reduced by: (A) each Shareholder Nominee whose nomination is withdrawn by the Nominating Shareholder or who becomes unwilling to serve on the Board of Directors; (B) each Shareholder Nominee who ceases to satisfy, or each Shareholder Nominee of a Nominating Shareholder that ceases to satisfy, the eligibility requirements in this Section 3.11, as determined by the Board of Directors; (C) each Shareholder Nominee who the Board of Directors itself decides to nominate for election at such annual meeting; and (D) the number of incumbent Directors who had been Shareholder Nominees at either of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting of shareholders is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 3.11(d) but before the date of the annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.

(iii)If the number of Shareholder Nominees pursuant to this Section 3.11 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s common stock that each Nominating Shareholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.11(d), a Nominating Shareholder or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 3.11, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the Corporation: (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement Shareholder Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (B) may otherwise communicate to the shareholders of the Corporation, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of shareholders (notwithstanding that proxies in respect of such vote may have been received by the Corporation).

(c)Eligibility of Nominating Shareholder.

(i)An “Eligible Shareholder” is a person who has either (A) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in this Section 3.11(c) continuously for the three-year period specified in Section 3.11(c)(ii) or (B) provides to the Secretary, within the time period referred to in Section 3.11(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines acceptable.

(ii)An Eligible Shareholder or group of up to 20 Eligible Shareholders may submit a nomination in accordance with this Section 3.11 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of shareholders. The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors that the Eligible Shareholder consists only of funds that are: (A) under common management and investment control; (B) under common management and funded primarily by the same employer; or (C) a “group of investment companies” (as defined in the Investment Company Act of 1940, as amended). In the event of a nomination by a Nominating Shareholder that includes a group of Eligible Shareholders, any and all requirements and obligations for an Eligible Shareholder shall apply to each Eligible Shareholder in such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Shareholders constituting the Nominating Shareholder. Should any Eligible Shareholder cease to satisfy the eligibility requirements in this Section 3.11, as determined by the Board of Directors, or withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting of shareholders, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders. As used in this Section 3.11, any reference to a “group” or “group of Eligible Shareholders” refers to any Nominating Shareholder that consists of more than one Eligible Shareholder and to all the Eligible Shareholders that make up such Nominating Shareholder.

(iii)The “Minimum Number” of shares of the Corporation’s common stock means 3% of the aggregate number of shares outstanding of each class of the Corporation’s common stock, as disclosed in each filing by the Corporation under the Exchange Act during the three-year period prior to the submission of the Nomination Notice.

(iv)For purposes of this Section 3.11, an Eligible Shareholder “owns” only those outstanding shares of the Corporation’s common stock as to which such Eligible Shareholder possesses both: (A) the full voting and investment rights pertaining to such shares and (B) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (2) that are subject to short positions or were otherwise sold short by such Eligible Shareholder or any of its affiliates, (3) borrowed by such Eligible Shareholder or any of its affiliates for any purpose or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, with cash based on the notional amount or value of outstanding shares of common stock of the Corporation or a combination thereof, in any such case, which instrument or agreement has, or is intended to have, or if exercised or settled would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such Eligible Shareholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree any gain or loss arising from the full economic interest in such shares by such Eligible Shareholder or any of its affiliates. An Eligible Shareholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Shareholder. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has loaned such shares; provided that the Eligible Shareholder has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors. For purposes of this Section 3.11(c)(iv), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(v)No Eligible Shareholder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder shall be deemed to be a member of only the group that owns the largest aggregate number of shares of each class of the Corporation’s common stock, as reflected in the Nomination Notice.

(d)Nomination Notice.

(i)To nominate a Shareholder Nominee pursuant to this Section 3.11 the Nominating Shareholder (including each Eligible Shareholder in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders) must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation all of the following information and documents in a form that the Board of Directors determines acceptable (collectively, the “Nomination Notice”), by the Close of Business not less than 120 days, and not more than 150 days, prior to the anniversary of the date that the Corporation first mailed or otherwise distributed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that if (and only if) the annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before and concludes 30 days after the first anniversary date of the preceding year’s annual meeting of shareholders, including if no annual meeting was held in the preceding year (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the Close of Business on the later of the date that is 180 days prior to such Other Meeting Date or the 10th day following the date a Public Announcement of such Other Meeting Date is first made by the Corporation (and in no event shall the adjournment or postponement of an annual meeting, or the Public Announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice):

(A)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven days prior to the date of the Nomination Notice, the Nominating Shareholder owns, and has continuously owned for the preceding three years, the Minimum Number of shares, and the Nominating Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Minimum Number of shares through the record date;

(B)an agreement to hold the Minimum Number of shares through the annual meeting and to provide immediate notice if the Nominating Shareholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;

(C)a Schedule 14N (or any successor form) relating to each Shareholder Nominee, completed and filed with the SEC by the Nominating Shareholder, as applicable, in accordance with SEC rules;

(D)the information that would be required to be set forth in a Shareholder Notice pursuant to Section 2.09 (other than information required by clauses (C)(7), (C)(8) and (D) of Section 2.09(a)(iii)), including the information required with respect to any nominee for election as a Director, any shareholder giving notice of an intent to nominate a candidate for election, and any shareholder, beneficial owner or other person on whose behalf the nomination is made under this Section 3.11, and including the written representations, agreements and Questionnaires described in Section 3.10(a);

(E)a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder: (1) a representation and warranty that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the intent of changing or influencing control of the Corporation; (2) a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Shareholder’s Shareholder Nominee(s); (3) a representation and warranty that the Nominating Shareholder has not engaged in and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the Board of Directors; (4) a representation and warranty that the Nominating Shareholder will not use any form of proxy and ballot other than the Corporation’s form of proxy and ballot in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting; (5) a representation and warranty that each Shareholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate the Articles of Incorporation, the Bylaws, any applicable law, rule, regulation, order or decree to which the Corporation is subject, including rules or regulations of any stock exchange on which the Corporation’s shares of common stock are listed; (6) a representation and warranty that each Shareholder Nominee: (a) does not have any direct or indirect relationship with the Corporation that would cause the Shareholder Nominee to be deemed not independent pursuant to the Corporation’s standards in its Corporate Governance Guidelines and otherwise qualifies as independent under any other standards established by the Corporation and the rules of any stock exchange on which the Corporation’s shares of common stock are listed; (b) meets the audit committee and compensation committee independence requirements under the rules of any stock exchange on which the Corporation’s shares of common stock are listed; (c) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (d) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee; and (e) meets the Director qualifications set forth in the Corporation’s Corporate Governance Guidelines and any other standards established by the Corporation (notwithstanding this clause (6), for the avoidance of doubt, the Board is responsible for making the final determination of the Shareholder Nominee’s independence); (7) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 3.11(c) and intends to continue to satisfy such eligibility requirements through the date of the annual meeting;
(8) details of any position of a Shareholder Nominee as an employee, officer or director of any company, and of any other material relationship with or material financial interest in any company, within the three years preceding the submission of the Nomination Notice; (9) if desired, a Supporting Statement; and (10) in the case of a nomination by a Nominating Shareholder comprised of a group, the designation by all Eligible Shareholders in such group of one Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(F)an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (including in the case of a group, each Eligible Shareholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election of the Shareholder Nominee; (2) to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s Directors or Director nominees or any Shareholder Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Shareholder Nominees with the Corporation, the shareholders of the Corporation or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly with all other Eligible Shareholders, in the case of a group of Eligible Shareholders) the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under, this Section 3.11; (5) in the event that any information included in the Nomination Notice or any other communication by the Nominating Shareholder (including with respect to any Eligible Shareholder included in a group) with the Corporation, the shareholders of the Corporation or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Shareholder (including any Eligible Shareholder in a group) has failed to continue to satisfy the eligibility requirements described in Section 3.11(c), to promptly notify the Corporation; and

(G)the Shareholder Nominee’s written representation and agreement: (1) to promptly, but in any event within 10 days after such request, provide to the Corporation the information described in Section 3.10(b); and (2) at the reasonable request of the Board of Directors, any committee or any officer of the Corporation, to meet with the Board of Directors, any committee or any officer of the Corporation to discuss matters relating to the nomination of such Shareholder Nominee to the Board of Directors, including the information provided by such Shareholder Nominee to the Corporation in connection with his or her nomination and such Shareholder Nominee’s eligibility to serve as a member of the Board of Directors.

(ii)The information and documents required by this Section 3.11(d) to be provided by the Nominating Shareholder shall be provided with respect to and executed by each Eligible Shareholder in the case of a Nominating Shareholder comprised of a group of Eligible Shareholders. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 3.11(d) (other than any information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to and received by the Secretary.

(e)Exceptions.

(i)Notwithstanding anything to the contrary contained in this Section 3.11, the Corporation may omit from its proxy statement any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Shareholder Nominee, if: (A) the Corporation receives a notice pursuant to the advance notice requirements set forth in Section 2.09 that a shareholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation; (B) the Nominating Shareholder (or, in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders, the Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder), or any Qualified Representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 3.11, the Nominating Shareholder withdraws its nomination or the presiding officer of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.11 and shall therefore be disregarded; (C) the Board of Directors in good faith determines that such Shareholder Nominee fails to satisfy all the standards set forth in Section 3.11(d)(i)(E)(6)(a)-(e), such Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or if such Shareholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Articles of Incorporation, the Bylaws or any applicable law, rule, regulation, order or decree to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s shares of common stock are listed; (D) such Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Section 3.11 at one of the Corporation’s two preceding annual meetings of shareholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received less than 25% of the votes that all shareholders are entitled to cast in favor of the election of such Shareholder Nominee; or (E) the Corporation is notified, or the Board of Directors determines, that the Nominating Shareholder or such Shareholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.11(c), any of the representations and warranties made in the

Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Shareholder Nominee under this Section 3.11.

(ii)Notwithstanding anything to the contrary contained in this Section 3.11, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Shareholder Nominee included in the Nomination Notice, if the Board of Directors determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (C) the inclusion of such information in the proxy statement would otherwise violate SEC proxy rules or any other applicable law, rule or regulation; or (D) the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.

(iii)The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

ARTICLE 4
OFFICERS
Section 4.01    Election and Office. The Corporation shall have a Chairman of the Board, a Chief Executive Officer, a President, a Secretary and a Treasurer who, subject to Article SIXTH of the Articles of Incorporation, shall be elected by the Board of Directors. Subject to Article SIXTH of the Articles of Incorporation, the Board of Directors may create the positions of, define the powers, rank and duties of and elect additional officers or assistant officers. Any number of offices may be held by the same person. The Chairman of the Board must be a Director of the Corporation. The Board of Directors may delegate to any officer the power to appoint subordinate officers and to retain or appoint employees or other agents, and to prescribe the rank, authority and duties of such subordinate officers, employees or other agents.

Section 4.02    Term. Each officer of the Corporation shall hold office until his successor is selected and qualified or until his earlier death, resignation or removal. Subject to Article SIXTH of the Articles of Incorporation, any officer may be removed by a vote of a majority of the Directors then in office or in the case of an officer appointed by another officer of the Corporation, by such officer. The terms of the Chairman of the Board and the Chief Executive Officer are fixed pursuant to Article SIXTH of the Articles of Incorporation.

Section 4.03    Powers and Duties of the Chairman of the Board. The Chairman of the Board shall have such powers and shall perform such duties as are provided in Article SIXTH of the Articles of Incorporation.

Section 4.04    Powers and Duties of the Chief Executive Officer. The Chief Executive Officer shall have such powers and shall perform such duties as are provided in Article SIXTH of the Articles of Incorporation.

Section 4.05    Powers and Duties of the President. The President shall have such powers and shall perform such duties as may, subject to Article SIXTH of the Articles of Incorporation, from time to time be assigned to the President by the Board of Directors.

Section 4.06    Powers and Duties of the Secretary. Unless otherwise determined by the Board of Directors, the Secretary shall be responsible for the keeping of the minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board, and for the giving and serving of all notices for the

Corporation. The Secretary shall perform all other duties ordinarily incident to the office of Secretary and shall have such other powers and perform such other duties as may be assigned to the Secretary by the Board of Directors.

Section 4.07    Powers and Duties of the Treasurer. Unless otherwise determined by the Board of Directors, the Treasurer shall have charge of all the funds and securities of the Corporation. When necessary or proper, unless otherwise determined by the Board of Directors, the Treasurer shall endorse for collection on behalf of the Corporation checks, notes and other obligations, and shall deposit the same to the credit of the Corporation to such banks or depositories as the Board of Directors may designate and may sign all receipts and vouchers for payments made to the Corporation. The Treasurer shall be responsible for the regular entry in books of the Corporation to be kept for such purpose of a full and accurate account of all funds and securities received and paid by the Treasurer on account of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render a statement of the financial condition of the Corporation. The Treasurer shall have such other powers and shall perform the duties as may be assigned to such officer from time to time by the Board of Directors. The Treasurer shall give such bond, if any, for the faithful performance of the duties of such office as shall be required by the Board of Directors.

Section 4.08    Vacancies. Subject to Article SIXTH of the Articles of Incorporation, the Board of Directors shall have the power to fill any vacancies in any office occurring for any reason.

Section 4.09    Delegation of Office. Subject to Article SIXTH of the Articles of Incorporation, the Board of Directors may delegate the powers or duties of any officer of the Corporation to any other person from time to time.

ARTICLE 5
CAPITAL STOCK
Section 5.01    Share Certificates.

(a)Execution. Unless otherwise provided by the Board of Directors, every share certificate shall be signed by two officers and sealed with the corporate seal, which may be a facsimile, engraved or printed, but where such certificate is signed by a transfer agent or a registrar, the signature of any corporate officer upon such certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not ceased to be such at the date of its issue. The provisions of this Section shall be subject to any inconsistent or contrary agreement at the time between the Corporation and any transfer agent or registrar.

(b)Designations, Voting Rights, Preferences, Limitations and Special Rights. To the extent the Corporation is authorized to issue shares of more than one class or series, every certificate shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the Corporation will furnish to any shareholder upon request and without charge) a full or summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the Corporation.

(c)Fractional Shares. Except as otherwise determined by the Board of Directors, shares or certificates therefor may be issued as fractional shares for shares held by any dividend reinvestment plan or employee benefit plan created or approved by the Corporation’s Board of Directors, but not by any other person.

Section 5.02    Transfer of Shares. Transfer of shares shall be made on the books of the Corporation as required by law. A transfer of shares represented by a share certificate shall be made only upon surrender of the share certificate, duly endorsed or with duly executed stock powers attached and otherwise in proper form for transfer, which certificate shall be canceled at the time of the transfer.

Section 5.03    Determination of Shareholders of Record.

(a)Fixing Record Date for Purposes of Meetings. The Board of Directors of the Corporation may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection. When a determination of shareholders of record has been made as provided in this Section 5.03 for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

(b)Fixing Record Date for Purpose of Distributions. The Board of Directors of the Corporation may fix a time prior to the date of payment of a distribution as a record date for the determination of the shareholders entitled to be paid the distribution, which time shall be not more than 90 days prior to the date of payment. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection.

(c)Fixing Record Date for Other Purposes. The Board of Directors of the Corporation may fix a time prior to an event or action as a record date for the determination of shareholders with respect to an event or action other than a meeting of shareholders or payment of a distribution, which time shall be not more than 90 days prior to the date of the event or action.

(d)Determination when No Record Date Fixed. If a record date is not fixed:

(i)The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.

(ii)The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(e)Certification by Nominee. The Board of Directors may adopt a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. The resolution of the Board of Directors may set forth:

(i)the classification of shareholder who may certify;

(ii)the purpose or purposes for which the certification may be made;

(iii)the form of certification and information to be contained therein;

(iv)if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and

(v)such other provisions with respect to the procedure as are deemed necessary or desirable.

Upon receipt by the Corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

Section 5.04    Lost Share Certificates. Unless waived in whole or in part by the Board of Directors or any of the Chairman, any Vice Chairman, the President, any Senior Vice President, Secretary or Treasurer, unless the Board of Directors prohibits such waiver by such officer, any person requesting the issuance of a new certificate in lieu of an alleged lost, destroyed, mislaid or wrongfully taken certificate shall (a) give to the Corporation his or her bond of indemnity with an acceptable surety, and (b) satisfy such other requirements as may be imposed by the Corporation. Thereupon, a new share certificate shall be issued to the registered owner or his or her assigns in lieu of the alleged lost, destroyed, mislaid or wrongfully taken certificate; provided that the request therefor and issuance thereof have been made before the Corporation has notice that such shares have been acquired by a bona fide purchaser.

ARTICLE 6
NOTICES; COMPUTING TIME PERIODS

Section 6.01    Contents of Notice. Whenever any notice of a meeting of the Board of Directors or of shareholders is required to be given pursuant to these Bylaws or the Articles of Incorporation of the Corporation, as the same may be amended from time to time, or otherwise, the notice shall specify the geographic location, if any, date and time of the meeting; in the case of a special meeting of shareholders or where otherwise required by law or the Bylaws, the general nature of the business to be transacted at such meeting; and any other information required by law.

Section 6.02    Method of Notice. Any notice required to be given to any person under the provisions of the Articles of Incorporation or these Bylaws shall be given to the person either personally or by sending a copy thereof (a) by first class or express mail, postage prepaid, or courier service, charges prepaid, to such person’s postal address appearing on the books of the Corporation, or, in the case of a Director, supplied by such Director to the Corporation for the purpose of notice or (b) by facsimile transmission, e-mail or other electronic communication to such person’s facsimile number or address for e-mail or other electronic communication supplied by such person to the Corporation for purposes of notice. Notice delivered pursuant to clause (a) of the preceding sentence shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person, and notice pursuant to clause (b) of the preceding sentence shall be deemed to have been given to the person entitled thereto when sent. Except as otherwise provided in these Bylaws, or as otherwise directed by the Board of Directors, notices of meetings may be given by, or at the direction of, the Secretary.

Section 6.03    Computing Time Periods.

(a)Days to be Counted. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, in computing the number of days for purposes of these Bylaws, all days shall be counted, including Saturdays, Sundays and any Holiday. In computing the number of days for the purpose of giving notice of any meeting, the date upon which the notice is given shall be counted but the day set for the meeting shall not be counted.

(b)One Day Notice. In any case where only one day’s notice is being given, notice must be given at least 24 hours in advance of the date and time specified for the meeting in question by delivery in person or by telephone, facsimile, email or other means of electronic communication.

Section 6.04    Waiver of Notice. Whenever any notice is required to be given under the provisions of the Pennsylvania BCL or other applicable law or the Articles of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Except as otherwise required by law or the next sentence, neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. In the case of a special meeting of shareholders, the waiver of notice shall specify the general nature of the business to be transacted. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 6.05    Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Pennsylvania BCL or the Articles of Incorporation or these Bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 6.06    Bulk Mail. Notice of any regular or special meeting of the shareholders, or any other notice required by the Pennsylvania BCL or by the Articles of Incorporation or these Bylaws to be given to all shareholders or to all holders of a class or a series of shares, may be given by any class of post-paid mail if the notice is deposited in the United States mail at least 20 days prior to the day named for the meeting or any corporate or shareholder action specified in the notice.

Section 6.07    Shareholders Without Forwarding Addresses. Notice or other communications need not be sent to any shareholder with whom the Corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder have been returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, the Corporation shall commence sending notices and other communications to the shareholder in the same manner as to other shareholders.

ARTICLE 7
INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS
Section 7.01    Indemnification and Insurance.

(a)Indemnification of Directors and Officers.

(i)Each Indemnitee (as defined below) shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined below) arising out of or related to Indemnitee’s service at any time in a Covered Capacity. No indemnification pursuant to this Section shall be made, however: (A) in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness; or (B) in connection with a Proceeding (or part thereof) initiated by an Indemnitee (except in connection with a Proceeding to enforce a right to indemnification or advancement of expenses under this Article 7), unless the Proceeding (or part thereof) was authorized by the Board of Directors.

(ii)The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in participating in any Proceeding paid by the Corporation in advance of the final disposition of the Proceeding arising out of or related to Indemnitee’s service at any time in a Covered Capacity automatically and without any action or approval required by the Board of Directors; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

(iii)For purposes of this Article, (A) “Indemnitee” shall mean each Director and each officer of the Corporation (including Directors and officers who have ceased serving in any such capacity) who was or is a party to, or is threatened to be made a party to, or is a witness or other participant in, any Proceeding, by reason of the fact that he or she is or was a Director or officer of the Corporation or is or was serving in any capacity at the request or for the benefit of the Corporation as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity;

(B) “Proceeding” shall mean any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, and whether instituted by or on behalf of the Corporation or any other party; and (C) service as a Director or officer of the Corporation or in any other capacity of the type referred to in clause (A) of this paragraph shall be deemed service in a “Covered Capacity.”

(iv)The provisions of this Article shall inure to the benefit of and be enforceable by an Indemnitee’s heirs, executors, administrators and legal representatives.

(b)Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons, and provide for advancement of expenses to such persons in the manner set forth in (a)(ii), above, as though they were Indemnitees, except that, if Pennsylvania law continues to so require, to the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Directors and officers of entities that have merged into, or have been consolidated with, or have been liquidated into, the Corporation shall not be Indemnitees with respect to Proceedings involving any action or failure to act of such Director or officer prior to the date of such merger, consolidation or liquidation, but such persons may be indemnified by the Board of Directors pursuant to the first sentence of this Section 7.01(b).

(c)Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses provided in or pursuant to this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws, agreement, vote of shareholders or Directors, or otherwise.

(d)Insurance. The Corporation may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under Pennsylvania or other law. The Corporation may also purchase and maintain insurance to insure its indemnification obligations whether arising hereunder or otherwise.

(e)Fund For Payment of Expenses. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise may secure in any manner its indemnification obligations, whether arising hereunder, under the Articles of Incorporation, by agreement, vote of shareholders or Directors, or otherwise.

Section 7.02    Amendment. The provisions of this Article 7 shall constitute a contract between the Corporation and each of its Directors and officers which may be modified as to any Indemnitee only with that person’s consent or as specifically provided in this Section. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article 7 which is adverse to any Indemnitee shall apply to such Indemnitee only on a prospective basis, and shall not reduce or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws, no repeal or amendment of these Bylaws shall affect any or all of this Article so as either to reduce or limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the Directors of the Corporation then-serving, or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of Directors; provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

Section 7.03    Changes in Pennsylvania Law. References in this Article to Pennsylvania law or to any provision thereof shall be to such law, as it existed on the date this Article was adopted or as such law thereafter may be changed; provided that in the case of any change which: (a) limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide, the rights to indemnification and to the advancement of expenses provided in this Article shall continue as theretofore to the extent permitted by law; and (b) permits the

Corporation, without the requirement of any further action by shareholders or Directors, to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE 8
FISCAL YEAR
Section 8.01    Determination of Fiscal Year. The Board of Directors shall have the power by resolution to fix the fiscal year of the Corporation. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.
ARTICLE 9
ARTICLES OF INCORPORATION
Section 9.01    Inconsistent Provisions. In the event of any conflict between the provisions of these Bylaws and the provisions of the Articles of Incorporation, including, but not limited to, Article SIXTH of the Articles of Incorporation, the provisions of the Articles of Incorporation shall govern and control.

ARTICLE 10
AMENDMENTS
Section 10.01    Amendments. Except as otherwise provided in these Bylaws or in the Articles of Incorporation, including Article SIXTH, Article SEVENTH and Article TENTH of the Articles of Incorporation:

(a)Shareholders. The shareholders entitled to vote thereon shall have the power to alter, amend or repeal these Bylaws, by the vote of a majority of the votes cast at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon, at any regular or special meeting, duly convened after notice to the shareholders of such purpose. In the case of a meeting of shareholders to amend or repeal these Bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the Bylaws.

(b)Board of Directors. The Board of Directors (but not a committee thereof) shall have the power to alter, amend and repeal these Bylaws, regardless of whether the shareholders have previously adopted the Bylaw being amended or repealed, subject to the power of the shareholders to change such action; provided, however, that the Board of Directors shall not have the power to amend these Bylaws on any subject that is expressly committed to the shareholders by the express terms hereof, by the Pennsylvania BCL or otherwise.

ARTICLE 11
INTERPRETATION OF BYLAWS; SEPARABILITY
Section 11.01    Interpretation. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Pennsylvania BCL.

Section 11.02 Separability. The provisions of these Bylaws are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

ARTICLE 12
DETERMINATIONS BY THE BOARD
Section 12.01    Effect of Board Determinations. Any determination involving interpretation or application of these Bylaws made in good faith by the Board of Directors shall be final, binding and conclusive on all parties in interest.